Exhibit 99.2

FISCAL 2015 SECOND QUARTER CONFERENCE CALL TRANSCRIPT

February 9, 2015 / 05:00 PM EST

On February 9, 2015, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2015 second quarter, ended December 31, 2014. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

C O R P O R A T E  P A R T I C I P A N T S

Jim Storey Premier, Inc. – VP of IR

Susan DeVore Premier, Inc. - President & CEO

Mike Alkire Premier, Inc. – COO

Craig McKasson Premier, Inc. – CFO

Keith Figlioli Premier, Inc. – SVP Healthcare Informatics

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Lisa Gill JPMorgan – Analyst

Robert Willoughby BofA Merrill Lynch - Analyst

Jamie Stockton Wells Fargo Securities – Analyst

Ryan Daniels William Blair & Company - Analyst

Donald Hooker KeyBanc Capital Markets – Analyst

Sean Wieland Piper Jaffray – Analyst

Sandy Draper SunTrust Robinson Humphrey – Analyst

Richard Close Avondale Partners - Analyst

Garen Sarafian Citigroup - Analyst

Nicholas Jansen Raymond James – Analyst

Elizabeth Anderson  Evercore ISI – Analyst

Sean Dodge Jefferies & Co. - Analyst

Mohan Naidu Stephens Inc. – Analyst

P R E S E N T A T I O N

Operator

 Good afternoon, and welcome to Premier, Inc.’s fiscal 2015 second-quarter conference call. As a reminder, this conference call is being recorded. The call will be archived and available via webcast on the Company’s website in the section entitled Investors. It is now a pleasure to turn the call over to the Company’s VP of Investor Relations, Jim Storey.

 Jim Storey - Premier Inc. - VP of IR

 Thank you, Christina, and welcome everyone to Premier Inc.’s fiscal 2015 second-quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer, Michael Alkire, Chief Operating Officer, and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year.

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Fiscal 2015 Second Quarter Conference Call Transcript

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K, and we encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that where appropriate, we will refer to non-GAAP financial measures such as adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, and free cash flow to evaluate our business. During this discussion, we also will be comparing current year-to-date results with last year’s results on a non-GAAP pro forma basis since our Company had not completed its reorganization and IPO until after last year’s first quarter.

Comparisons made in accordance with GAAP do not reflect the impact of the reorganization and IPO, and therefore, management believes they do not provide meaningful year-over-year comparisons. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides that accompany this presentation, and in our Form 8-K filing with the SEC which we expect to file soon.

Now let me turn the call over to Susan DeVore.

 Susan DeVore - Premier Inc. - President & CEO

 Thanks, Jim, and good afternoon, everyone. I’d like to spend my time with you today providing a broad overview of our fiscal second-quarter performance, and our expectations for the remainder of the year. Mike will then review the progress we are making in our operations and our strategic acquisitions, and Craig will review our second-quarter financials and our revised outlook in more detail. Let’s get started.

I’m very pleased to announce that in our fiscal second quarter, we delivered another very strong financial performance. With year-over-year consolidated net revenue increasing by 19%, driven by 19% growth in Supply Chain Services revenue and a 20% gain in Performance Services revenue.

Consolidated adjusted EBITDA increased 18%, and adjusted fully distributed earnings per share also rose 18%. Let’s look more closely at the factors that accelerated our financial growth in the second quarter.

Our Supply Chain Services segment results exceeded our expectations. Fueled by a year-over-year 10.3% jump in GPO net administrative fees revenue, and a 37% increase in product revenue.

In our GPO business, about half of the net administrative fees increase was tied to continue the contract penetration in our existing acute and non-acute member, while the remainder of the growth was primarily driven by ongoing contract conversion of newer members, including those who have recently joined Premier. Both of these revenue drivers were additionally lifted by improving patient utilization trends.

In fact, we analyzed data on approximately one in three patient discharges across the country and our most recent discharge statistics reflect the highest quarterly patient discharge totals in the past two years. Looking at our Performance Services business, the strong 20% revenue growth and 31% EBITDA increase were right in line with our expectations.

Reflecting ongoing contributions from our SaaS-based subscriptions advisory services and performance improvement collaborative, as well as the impact of our TheraDoc and Aperek acquisitions. Our SaaS-based database subscriptions renewals, which historically account for approximately 60% of total segment revenue, continued to perform very well.

We achieved revenue growth across our PremierConnect offerings including cost, quality, safety, population health and PremierConnect Enterprise. And revenue growth in our advisory services and performance improvement collaboratives business was led by engagements that were tied to the areas of population health, physician preference, and cost management.

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Fiscal 2015 Second Quarter Conference Call Transcript

Based on our fiscal year-to-date performance and our outlook for the remainder of the year, we are increasing our full-year consolidated net revenue estimates. And we are also raising the lower end of our previous guidance ranges for consolidated adjusted EBITDA and fully distributed earnings-per-share estimates. The increase in our consolidated net revenue range is driven by the improved outlook for our Supply Chain Services segment. Based on a combination of the same factors that drove our second-quarter and our first-half performance.

Our revised outlook for the remainder of fiscal 2015 also reflects more moderate revenue growth expectations for two very specific areas of our advisory services business which sit within our Performance Services segment. While Craig will provide more details on this in a few minutes, I want to emphasize that we continue to expect the rest of our Performance Services business to perform right in line with our original expectations.

Our SaaS-based subscriptions and renewals are strong. TheraDoc and Aperek, which we acquired at the end of the first quarter, achieved their first full quarter of revenue contribution. And they’re being integrated into our PremierConnect safety and PremierConnect supply chain offerings.

Our PremierConnect Enterprise and population health offerings are generating revenue on or above plan. We had a great bookings quarter, and our sales pipeline is full and active. Our revised outlook reflects 11% to 14% full-year revenue growth for Supply Chain Services and 15% to 18% for Performance Services.

In addition, the US Department of Health and Human Services’ recent announcement to accelerate Medicare reimbursement to alternate payment models is, from our perspective, the clearest signal to date of the transformative changes that are gaining momentum within our industry. We expect that this announcement and this decision, which was announced just two weeks ago, will generate increased future demand among healthcare providers across all of our offerings, including cost, quality, safety, and population health management.

Looking specifically at population health management, Premier is already a recognized leader. Both our population health management advisory services and TheraDoc, our clinical surveillance solution, are ranked number one by KLAS. We are pioneers in developing and operating performance improvement collaboratives with our member health systems, focused on alternate payment models and accountable care organizations, and we work closely with federal health care programs and government policymakers to build and implement pay-for-performance and alternate payment models.

We believe that our aligned member channel, our integrated solutions and multiple revenue drivers position Premier as the preferred solution for health systems seeking to reduce costs, to improve outcomes, and to harness the many opportunities presented by this rapidly changing landscape, evidenced in the HHS announcement.

Our go-to-market strategy, which we continually test with our aligned member base, is sound, it’s focused. And it’s focused on providing the needed solutions to successfully transform the delivery of care and position providers to thrive in the healthcare environment of tomorrow.

Acquisitions have played, and will continue to play, a major role in this strategy. And we are continually evaluating technologies and companies that enhance our strategic ability to serve the needs of our member health systems, while providing long-term financial growth opportunities for Premier. We have completed a number of acquisitions in the past 18 months, five since we’ve been public, and three of those in the current fiscal year.

Our financial performance and capital structure continue to provide us the resources and the financial flexibility necessary to execute this strategy. Today, we have access to more than $1.2 billion in cash and debt for acquisitions and growth.

Additionally, we’ve had great success in leveraging our aligned member channel to test the capabilities of prospective acquisitions, and to accelerate the adoption of the solutions we acquire. And consistent with our long-term growth strategy, we will continue to evaluate larger transformative acquisitions that would allow us to establish a foothold in areas of the business that closely align with the needs of our health systems.

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Fiscal 2015 Second Quarter Conference Call Transcript

Most of all, our strategy includes a well-defined due diligence process to help ensure acquisitions perform as expected, and provide a measurable return on investment over time. We’ve also been able to quickly integrate and grow those businesses that we have acquired, as well as to leverage them to drive new business and enhance the suite of solutions in our integrated offerings.

So before I turn this call over to Mike Alkire, let me just put the quarter and fiscal year to date in perspective. I’m very pleased with our financial performance. We drove strong growth across the business.

In the short term, while some of our revenue drivers are shifting as the market we serve continues to grow and evolve, our unique business model and multiple revenue drivers allow us to capitalize on these dynamics. When I look back on our year-to-date performance and ahead to the remainder of fiscal 2015, we believe our fundamental revenue channels remain strong, active, and growing. And, Premier is very well positioned to lead the necessary transformation of healthcare delivery in the US.

So with that, let me turn the call over now to Mike Alkire, our Chief Operating Officer.

 Mike Alkire - Premier Inc. - COO

 Thanks, Susan, and welcome, everyone, to our conference call.

We had a very strong quarter, which I believe reaffirms our industry leadership position. And as an industry leader looking at the future, we see our opportunities accelerating.

Susan just discussed the Health and Human Services’ announcement to accelerate its shift to fee-for-value models. With the goal of having half its Medicare payments under the new fee structure by 2018. This is an ambitious plan, and indeed signals the rapid change occurring in our industry.

I want to take a moment to focus the spotlight on what we view as another signal of significant change for our industry. Last month, a Food and Drug Administration panel, for the first time ever, recommended the approval of a biosimilar therapy. Which is a follow-on version of a costly biologic drug.

We believe that, as more biosimilars become available in the marketplace, Premier will be in a position to leverage our assets to assist healthcare systems and physicians in navigating the complexities involved in bringing these biosimilars to market.

So yes, we believe we are well positioned to lead in an environment marked by rapid change. We haven’t arrived here by chance. We have earned this position through many years of innovative planning, trusted stewardship, and close collaboration with our member health systems and with the government agencies and policymakers who help shape healthcare delivery in our country.

Now, let’s turn to our operational and business achievements in the fiscal second quarter. First, I want to discuss our progress in winning and expanding member relationships. Second, I’ll update you on some of our larger offerings, including PremierConnect Enterprise and our Provider of Choice program. Then, I will conclude my remarks with a review of our recent acquisitions and how we are integrating them into our business offerings to meet customer needs and drive growth in our business.

During our second quarter, we continued to win and expand relationships across a diversified customer base. These include MultiCare Health System in Tacoma, a large not-for-profit integrated delivery network; UnityPoint Health, the nation’s 13th largest not-for-profit health system, headquartered in Des Moines; Catholic Health lnitiatives in Denver; and The Medicines Company, a leading pharmaceuticals developer and provider. I’d like to briefly expand on each of these.

First, MultiCare Health System is another of what we call our all-in engagements, in which a healthcare network employs multiple Premier products and services to simultaneously address cost, quality, safety, and population health objectives across its systems. Our agreements with MultiCare encompass our Supply Chain and Performance Services capabilities to

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Fiscal 2015 Second Quarter Conference Call Transcript

comprehensively drive cost reduction, improve clinical outcomes, and advance population health management initiatives. The multi-facility health system chose Premier because of our integrated capabilities. We are excited by this new addition to the Premier Alliance, and look forward to a mutually rewarding relationship.

UnityPoint Health signed on during the quarter to use our PremierConnect Quality improvement analytics solution system wide. Catholic Health Initiatives, an existing Premier member, also extended our PremierConnect quality solution and PremierConnect TheraDoc safety solution into additional facilities during the quarter.

And finally, The Medicines Company recently extended its engagement with our advisory services group. We are providing analytics support to assist the company’s acute care and therapeutic product teams in the design of evidence-generating strategies involving areas like product outcomes, size of markets, and comparative effectiveness.

Next, I’d like to give you an update on our PremierConnect Enterprise offering, which is one of our largest and most comprehensive offerings. PremierConnect Enterprise is an extension of our PremierConnect platform and provides members with a unique cloud-based data warehouse and business intelligence ability to acquire, standardize, transform, and integrate big data.

We believe it is uniquely differentiated in that it is vendor and payer agnostic and provides hard-to-find expertise in data acquisition, cleansing, mapping, management and governance capabilities through the extension of Premier’s services. We have 10 large healthcare organizations participating in the Data Alliance Collaborative that is part of our PremierConnect Enterprise offering, which we launched about a year ago this month.

We continue to have very active pipelines for PremierConnect Enterprise, and in fact, expect to finalize plans very shortly with one of the largest integrated delivery networks in the country to implement PremierConnect Enterprise. We currently expect to add approximately one or two PCE engagements on average per quarter. The offering is also becoming an increasingly critical component to our major strategic marketing efforts and programs.

One of these programs, which we talked about last quarter, is Provider of Choice. Provider of Choice addresses the system-wide cost, quality, and safety, and population health management goals that our members are striving to achieve in a changing payment environment. As we just discussed, the pace of change is likely to accelerate, given the government’s recently stated intention to speed the transition of Medicare payments away from fee-for-service models. We currently are engaged in 15 such projects, encompassing approximately $248 million in targeted savings.

Turning to our acquisitions, we are actively pursuing those technologies and companies that enhance our ability to serve our members’ needs, while at the same time providing growth opportunities for our business. Just last week, we announced our purchase of the remaining 40% of our direct sourcing business, known as S2S. This business has grown rapidly in response to widespread acceptance among our member health systems, so we accelerated our acquisition plans for the remaining interest.

We have found success in integrating and growing our acquired businesses and have leveraged them to enhance the suite of solutions in our integrated offerings. For example, TheraDoc, MEMdata, SYMMEDRx, and Aperek, all recent acquisitions, are contributing meaningfully to revenue and earnings growth across our businesses and are becoming essential components of our integrated PremierConnect solution.

Let’s briefly review. TheraDoc, which we acquired at the end of our first quarter, is being integrated into our PremierConnect Safety solution. We are a top player in this space.

And TheraDoc was just named the number one clinical surveillance solution by KLAS. It is the third consecutive year that TheraDoc has been named a category leader for KLAS. Since we acquired TheraDoc on September 1, we have retained 100% of its clients and we are continuing to add new ones.

MEMdata, our capital equipment planning, sourcing, and analytics business, continues to be successfully integrated with our cost management solutions and our GPO membership support. In the two quarters since our acquisition, we have identified approximately 17% in cost savings associated with the capital spend of the 14 members using this analytical solution.

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Fiscal 2015 Second Quarter Conference Call Transcript

SYMMEDRx continues to expand its role in helping our members address the high-cost and difficult-to-manage physician preference areas. Which, in turn, helps reduce supply chain costs. At the end of our fiscal second quarter, SYMMEDRx was working with 84 members on 232 disease states targeting approximately $127 million in cost savings.

The number of engagements has increased fourfold since we acquired SYMMEDRx in July of 2013. This solution continues to deliver consistent double-digit cost savings to our member health systems and is an important component of our integrated offerings.

And finally, Aperek, our recent supply chain workflow and analytics acquisition, is playing a central role in our ongoing evolution of the supply chain management process, and in attracting new members to our Supply Chain Services business. In fact, we are using Aperek’s next-generation capabilities as one of the main engines to power a robust procure-to-pay cloud-based supply chain solution that we plan to formally introduce with our PremierConnect supply chain rollout in the very near future.

Basically, our new supply chain offering will enable hospitals to quickly and economically implement a procure-to-pay solution that reaches all of the individual facilities to ensure data is synchronized, pricing is accurate, savings are realized, and efficiency is driven across the entire healthcare system. You’ll be hearing more about our PremierConnect Supply Chain in the weeks and months to come.

Thank you for your time today. Now, let me turn the call over to Craig McKasson, our Chief Financial Officer.

 Craig McKasson - Premier Inc. - CFO

 Thanks, Mike.

As Susan and Mike already stated, we are extremely pleased with our fiscal second-quarter financial results, which included strong year-over-year consolidated revenue, adjusted EBITDA, and adjusted fully distributed earnings-per-share growth. This was driven by stronger-than-expected revenue contribution from our Supply Chain Services segment, and Performance Services segment results that were in line with our expectations.

As a result of our year-to-date performance and our outlook for the remainder of the year, we are increasing consolidated revenue guidance for the full fiscal year ending June 30, 2015, and raising the lower end of our original guidance ranges for adjusted EBITDA and adjusted fully distributed earnings per share.

Now, let’s review the quarter in more detail. Consolidated net revenues of $249.4 million increased 19% from a year ago. These results are comprised of $179.6 million in net revenue from our Supply Chain Services segment, up 19% year over year, and $69.8 million in revenue from Performance Services, up 20% over the prior year.

Looking at the segment level, the 19% revenue growth in Supply Chain Services exceeded our expectations and was driven by our core GPO business, where net administrative fees revenue increased 10.3%, due mainly to contract penetration in both acute and alternate site members and the continuing impact of newer member conversion to the company’s contract portfolio over the past several months. Both the contract penetration and new member growth were augmented by improved trends our members experienced in patient utilization.

Our direct sourcing and specialty pharmacy product businesses combined to produce 37% top-line growth in the quarter from a year ago. Fueled by ongoing member support of our direct sourcing and specialty pharmacy businesses. Which was further amplified in direct sourcing, as a result of purchases related to the flu season and Ebola preparedness efforts, and in specialty pharmacy by new hepatitis-C therapies.

In Performance Services, the 20% revenue increase was consistent with our expectations and resulted from continued growth of SaaS-based informatics technology subscriptions and renewals. TheraDoc and Aperek, which were acquired late in the first quarter, contributed as expected for the full second quarter. Additionally, the Company’s population health offerings, PremierConnect Enterprise and advisory services, helped drive revenue growth for the quarter.

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Fiscal 2015 Second Quarter Conference Call Transcript

Adjusted EBITDA of $98.8 million for the quarter represents an 18% increase from a year ago, with Supply Chain Services increasing 14%, and Performance Services up 31%. The increase in Supply Chain Services adjusted EBITDA largely reflects the growth in net administrative fees revenue, as well as the expansion of our specialty pharmacy and direct sourcing activities. The 31% increase in Performance Services adjusted EBITDA to $23.2 million includes the impact from the TheraDoc and Aperek acquisitions.

Looking at bottom-line performance, non-GAAP pro forma adjusted fully distributed net income totaled $52.1 million for the quarter, or $0.36 per fully diluted share, compared with $44.4 million, or $0.31 per share last year. As I have previously discussed, because of our corporate structure and the quarterly member owner share exchange process, we guide to adjusted fully distributed earnings per share.

This non-GAAP measure calculates income taxes at 40% on pretax income, assuming the entire company is a taxable C corporation, and further assumes all of the Company’s Class A and Class B common shares are held by the public and included in the share count determination.

From a liquidity and balance sheet perspective, cash flow from operations for the first six months of fiscal 2015 totaled $153.7 million. This is lower than the same six-month period last year, primarily due to the addition of member owner revenue share as a result of the reorganization and IPO effective October 1, 2013.

For the fiscal second quarter, free cash flow, which we define as cash provided by operating activities, less distributions to limited partners and purchases of property and equipment, increased 48% to $67.1 million, compared with $45.4 million last year. The high level of free cash flow relative to adjusted EBITDA in the second quarter is largely attributable to the strong performance in our Supply Chain Services segment. Prior-year free cash flow for the second quarter included more significant member owner cash distributions that related to earnings generated prior to the reorganization and IPO.

At December 31, 2014, our cash, cash equivalents, and short- and long-term marketable securities totaled approximately $469.5 million. We ended the quarter with no outstanding borrowings on our five-year $750 million revolving credit facility. As Mike highlighted, we remain in excellent position to deploy capital to help provide solutions for our member’s needs and to drive our strategic growth objectives. And, we do continue to evaluate an active pipeline of potential acquisition opportunities.

Now, let’s turn in more detail to guidance. As we said earlier, we are raising our fiscal full-year consolidated net revenue guidance that we affirmed on our last conference call on November 10. And, we are also raising the lower end of our original guidance ranges for adjusted EBITDA and adjusted fully distributed earnings per share. This is based on our strong year-to-date performance, the high visibility into our overall estimated revenue available under contract, our 99% GPO retention rate, and our 94% SaaS institutional renewal rate.

For the full year fiscal 2015, we now expect total net revenue to grow 12% to 15% to between $974 million and $1 billion, non-GAAP adjusted EBITDA to grow 9% to 11% to between $382 million and $390 million, and non-GAAP adjusted fully distributed earnings per share to grow 8% to 11% to between $1.40 and $1.44. The key assumptions driving this financial guidance are as follows.

For the full year, we now expect Supply Chain Services revenue to grow 11% to 14%. We expect net administrative fees revenue growth to moderate somewhat in the second half of the year, due in part to stronger performance in the latter half of the prior year. We are assuming annualized growth of 20% to 30% in our direct sourcing and specialty pharmacy businesses, reflecting a more normalized year-over-year growth in the second half of the fiscal year with stabilized year-over-year comparisons.

For the full year, we now expect Performance Services revenue to grow 15% to 18%. As Susan noted, the reduced guidance range is being driven entirely by two areas specific to our advisory services business. The other businesses within Performance Services are expected to perform in line with our previous expectations.

Specifically, the first factor impacting advisory services is directly related to the conclusion of the Center for Medicare and Medicaid Innovations Partnership for Patients program in December 2014, and the pace at which we expect to replace

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Fiscal 2015 Second Quarter Conference Call Transcript

the revenue previously generated by this program. While our advisory services and collaboratives revenue continue to grow, we believe it will now take time to replace the approximately $7 million revenue deficit created in fiscal 2015 as a result of the conclusion of this program, given that we have not yet been able to extend the program on a private basis, which was our original plan.

The second factor impacting advisory services is our decision to reposition our research advisory services under new leadership. Given the strong performance elsewhere in our company, as a result of our multiple revenue drivers, we initiated a repositioning of this business in the second quarter to better support prospective research activities moving forward, in addition to retrospective outcomes research.

While the decision to undertake this process impacts fiscal 2015 revenue by approximately $6 million, we view this repositioning, now, as an investment in the future that we believe better positions Premier strategically to deliver improved results in fiscal 2016 and beyond. While we are reducing our Performance Services growth outlook based on these two advisory services adjustments, our revenue guidance for the segment reflects 15% to 18% year-over-year percentage growth.

The outlook for our SaaS-based product business remains strong, PremierConnect Enterprise is on track, and our sales pipeline is full. We’re winning business across our PremierConnect platform, and we continue to sign up new members who are seeking to leverage our Supply Chain and Performance Services offerings. As a reminder, our guidance does not include contributions from any significant future acquisitions that may occur during the remainder of fiscal 2015.

Finally, let me provide a quick update on our second quarterly exchange which took place on February 2. In this exchange, approximately 400,000 Class B shares were initially indicated for exchange, and approximately 257,000 shares were ultimately exchanged into Class A shares on February 2.

The difference is a result of member owners’ ability to retract their initial election to exchange, and also following the right of first refusal process in which non-exchanging member owners can purchase shares being offered for exchange. The next quarterly exchange will occur on April 30.

With that, let me turn the call back over to Susan.

 Susan DeVore - Premier Inc. - President & CEO

 Thanks, Craig. Before we open the call up for questions, I wanted to make just a few final remarks.

First, our strong first-half results reflect the critical role that we play in our health systems. Our aligned member channel, integrated solutions, and multiple revenue drivers position Premier as a preferred solution for health systems seeking to reduce costs and improve their outcomes.

Second, while some of our multiple revenue drivers have shifted, as can happen with a rapidly evolving market, our channels remain strong, active, and growing. Additionally, our diverse revenue drivers enable us to capitalize on these dynamics, while operating from a solid and growing base of financial strength.

Third, we enter the second half of our fiscal year well positioned to lead the necessary transformation of healthcare delivery in the US. We serve some 3,400 hospitals, or about 68% of all US community hospitals, and 110,000 alternate-site providers.

Our Company is providing solutions from inside our provider systems, helping transform healthcare by leveraging our large and aligned member channel, the significant data resources flowing through our PremierConnect data analytics and business intelligence platform, as well as our advisory services and performance improvement collaboratives.

And finally, we believe that we have the unique opportunity to innovate and drive change for our industry, continue to deliver strong financial results, and create long-term value for our shareholders. We remain, quite simply, well positioned to lead in a world of constant and rapid change.

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Fiscal 2015 Second Quarter Conference Call Transcript

So with that, Christina, you may now open the call for questions.

  QUESTION AND ANSWER

Operator

 (Operator Instructions)

 Lisa Gill, JPMorgan.

 Lisa Gill - JPMorgan - Analyst

 Hello, thanks very much. Good afternoon, everyone. Susan, thank you for all the detail today.

I really just wanted to follow-up around your comments around fee-for-value, and getting your customers there as we move towards 2018. As you think about it and you think about the offering you have today, are there things that you need to bring in addition to really help the hospitals to get to that fee-for-value model? Or do you believe you have all the pieces you that need today to help the hospitals as they make that transition?

 Susan DeVore - Premier Inc. - President & CEO

 Thanks, Lisa. That’s a great question.

I think we have a lot of the things they need today. Our quality and Clinical Analytics, our Labor Analytics, our Infection Surveillance capabilities, our Population Health, our Collaboratives. All of those things are designed to help them make this transition.

There are things though in our HIT pipeline and on our work plan that are very far along. Technologies around being able to measure and predict their performance in value-based purchasing. Technologies and analytics around how they’re doing in their ACO measurement.

And so we have a variety of other applications and other analytical capabilities, as well as consulting services. We have a consulting service around quality and safety improvement as a service. And so that gives you just an idea of some additional things, so we don’t think it’s all done and we think it will continue to evolve.

 Lisa Gill - JPMorgan - Analyst

 And then second, Susan, as we think about this changing landscape and how they’re going to be paid and obviously taking on increasing amounts of risk. Do you think that your business model will change as we shift in that direction where as they use your analytical tools? Do you see where Premier at some point would take any level of risk from the entities that you’re doing business with?

 Susan DeVore - Premier Inc. - President & CEO

 I think our model, Lisa, has been to drive performance improvement from the inside. And so we’re a continuous source of data and improvement opportunities with people and collaboratives wrapped around it. And I think that puts us in a trusted position inside with a continuous improvement.

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Fiscal 2015 Second Quarter Conference Call Transcript

And so I see more all-in engagements, I see more comprehensive engagements, and I see more continuous relationships. We may have some performance-based relationships, but we actually have a broader more all-in concept on a continuous basis.

 Lisa Gill - JPMorgan - Analyst

 Okay, great. And then if I can just ask one follow-up question just around the administrative fees, either Craig or Susan.

As we think about the guidance that you gave and we think about the next several quarters. Is that the main driver of the raising of the revenue expectations, is that you’re going to continue to see penetration as well as new accounts? How do we think about the raise in the revenue as it pertains to which components on the GPO side?

 Craig McKasson - Premier Inc. - CFO

 Yes, thanks, Lisa. This is Craig.

The raise on the Supply Chain side that allowed us to take the entire consolidated revenue range up is really a function of both net administrative fees revenue performance, and our product businesses. So we continue to have very strong growth in both the direct sourcing and the specialty pharmacy business, in addition to what we’re seeing from a net administrative fees standpoint.

As we’ve talked about and talked about last year, we had a period of transition or timing following our organization where we had some members that elected not to participate with us, while we had replaced those with new members, we had recruited and were going to be converting. And so early in last fiscal year, you’ll recall, we had pretty tepid or flat growth while we’re going through that timing consideration.

And then we saw that growth start to manifest itself in the back half of last fiscal year. We’ve continued to see that. Those members are getting where they need to be. And we think as we continue to gain new market share and drive business, we can continue to drive the administrative fees revenue business as well.

 Lisa Gill - JPMorgan - Analyst

 Great. Very helpful. Thank you.

 Susan DeVore - Premier Inc. - President & CEO

 Thanks, Lisa.

Operator

 Robert Willoughby, Bank of America.

 Robert Willoughby - BofA Merrill Lynch - Analyst

 Susan or Craig, I guess we can monitor utilization from the outside through a number of metrics, and maybe get a sense of how well you’re doing in the GPO business. But obviously, the Performance Services is a lot tougher for us on the outside looking in to see a shortfall or lower expectation coming. Are there metrics you’d point us to or any -- can you give us a sense of size by business that you’re in that if we could find some metrics that might meaningfully dictate performance on an inter quarter basis? Or is it just too tough a business to get that level of granularity?

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Fiscal 2015 Second Quarter Conference Call Transcript

 Craig McKasson - Premier Inc. - CFO

 Bob, this is Craig. I’ll start, and then Susan or Mike can add any color.

But I think that it’s tough in that side of the business to get very granular metrics. What we broadly and generally talked about, as you’ve heard us discuss in the past, is that as we look at our Performance Services business, about 60% of that is our SaaS-based technology business, very recurring in nature. 40% of that business is our Advisory Services, which is in the nature of consulting and advisory capabilities, is going to have a little less certainty around what you might see from a trends perspective. And so that’s where we see a little more of the volatility in terms of predictability of revenue on an ongoing basis.

 Robert Willoughby - BofA Merrill Lynch - Analyst

 Okay. And just another question in general.

Your specialty pharmacy business has been a source of tremendous growth for you, as it has been for others. Ultimately, do you see a shakeout coming in that business, where the winning models will be, where the losing models will be? And maybe specifically, do you see the PBMs as more of a threat moving into that hospital arena at some point?

 Susan DeVore - Premier Inc. - President & CEO

 So, I’ll start and Mike can add to this.

We’ve always discussed our strategy in specialty as being a Population Health strategy, and not a directly competitive strategy to existing independent specialty pharmacies. But more a branded capability that our health systems can extend their reach, and drive compliance. And we do see the hepatitis C drug, we see these chronic conditions, and we see a continuing need for the reach to take care of those patients in all of their outlying sites of care.

So, we view it as that strategy, and we think the winners long-term will be the folks who end up having a national network connected to providers that can really drive from the inside provider perspective the compliance with the medication and the improvement in the outcomes. So we’re taking a provider-centric approach to this, and so it’s a little different from some of the other folks in that space.

And I don’t know, Mike, if you have anything to add to that.

 Mike Alkire - Premier Inc. - COO

 No. I just think that also I think it sends a strong message also to the pharmaceutical companies in terms of our ability to actually drive adherence to therapies, and create measurements. And quality improvement programs to ensure that these drugs are taken at the right time, and the right place, and the right setting, and doing it at the most effective cost.

 Robert Willoughby - BofA Merrill Lynch - Analyst

 Thank you.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Susan DeVore - Premier Inc. - President & CEO

 Thanks, Bob.

Operator

 Jamie Stockton, Wells Fargo.

 Jamie Stockton - Wells Fargo Securities - Analyst

 Hey, good evening. Thanks for taking my questions.

I guess maybe real quick on the repositioning of the research business. Would you say that that was a lower margin business, and that was what drove the decision to reposition it?

 Susan DeVore - Premier Inc. - President & CEO

 Not really, Jamie. So thanks for the question. We haven’t talked about that piece of our business very much, because historically, it’s a small portion of our almost $1 billion of revenue.

But we do think that with what’s happening in healthcare that there’s a real opportunity for us. And historically, we have conducted retrospective outcomes research. And we think there’s a real opportunity for bigger, scalable, sustainable, sort of retrospective and prospective research.

And so we decided in the second quarter -- we hired a new leader a few months ago and decided in the second quarter that we wanted to really build a prospective clinical trials site network across the country that would really leverage our alliance. And then we would be able to do very significant research projects around comparative effectiveness and the overall impact on total cost of care across all sites of care. We could do national quality initiatives with deep, deep retrospective and prospective clinical data. And so for us, it really wasn’t about the margins, it was strategic investment that we want to make to go after a bigger capability in research.

 Jamie Stockton - Wells Fargo Securities - Analyst

 Okay, that’s great. Susan, if you want to take this or Mike does.

But it sounds like you guys expect a pretty healthy clip of PremierConnect Enterprise contracts to continue to be signed, maybe a big one relatively soon. Is the competitive landscape for that platform changing at all?

We obviously see just tremendous amounts of venture capital funding flowing into the healthcare IT space, and a lot of companies trying to get data-oriented businesses off the ground. Are you seeing any incremental traction for some of those small players? Or I guess conversely, are you seeing maybe some of the more traditional EMR vendors that are trying to stand up their own pop health businesses become any more successful in the marketplace?

 Susan DeVore - Premier Inc. - President & CEO

 Thanks, Jamie. We’ve been at it for a long time, when we rebuilt our platform and then built this capability on top of it. We do have Keith Figlioli on the line, and so, Keith, maybe you can take a shot at answering that question.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Keith Figlioli - Premier Inc. - SVP Healthcare Informatics

 I would say, it’s pretty consistent, the playground right now in the competitive space there. To your point, we do see obviously some of the bigger EMRs in the space, and then you do see a couple of other well-funded upstarts that have grown a little bit over the last couple of years.

But the landscape, even with the amount of venture funding that has gone on over the last couple years hasn’t really changed dramatically, I would say, over the last 12 months. I’d say the players are actually starting to stabilize a bit in the marketplace, including ourselves in that, and so we see the same cast of characters in each one of the deal cycles. If that makes sense.

 Jamie Stockton - Wells Fargo Securities - Analyst

 Keith, would you say that the focus that you guys have put on enterprise data warehouses is a material differentiator?

 Keith Figlioli - Premier Inc. - SVP Healthcare Informatics

 Yes, I think it’s -- and Mike talked about this a little bit in his comments. I think it’s also the people. As much as it is about the technology, it’s also about the hard-to-find expertise around enterprise data management.

So now that all these systems have been wired, with their IT, so they’re transactional systems, if you will. Not only are they EHR, but they’re ERP systems and other systems. Getting people to actually understand and actually do something with that data is a really hard-to-find skill set.

We’ve got a number of members that are out trying to find those type of folks. And if we can supply that, it is a pretty big differentiator for us because we’re really not in the business of just dropping off technology and running away

 Jamie Stockton - Wells Fargo Securities - Analyst

 Okay, that’s great. Thank you.

 Susan DeVore - Premier Inc. - President & CEO

 Thanks, Jamie.

 Ryan Daniels – William Blair & Company - Analyst

 Yes, thanks for taking the questions. I want to stick with Jamie’s questions on the PCE offering.

Again, it sounds like pretty important for your long-term outlook. And I think we you look at providers and their increasing propensity to bear risk, obviously it’s important.

But there’s also applications for risk adjustments, there’s a cost reduction side to that. And I’m curious if you think your solution has all the requisite applications, if you will, to help in all of those areas? Or if there’s specific partnerships or internal R&D you’re looking to build out going forward?

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Susan DeVore - Premier Inc. - President & CEO

 Well we have R&D, and we have partnerships, and we have capabilities that we continue to build. So, Keith, why don’t you give him some more specifics on that.

 Keith Figlioli - Premier Inc. - SVP Healthcare Informatics

 I would say from the organic standpoint, we have and we will continue to spend a lot of time and effort on the development front in this area. We’ve got rapid acceleration of a number of assets that are on top of that platform, and we’ll continue to do that.

Having said that, where we need to accelerate in certain areas, we haven’t been shy with partnering in a certain area. So, to give you an example without naming the firm, but we partner with somebody who has been really strong in building predictive algorithms. And so we’ve embedded some of those capabilities into the platform in terms of what we’re trying to do.

But at the core of everything we’re going to do is going to be organic. And then obviously on the acquisitive front, if there’s something that we can pull in that augments and speeds up certain areas that we think are advantageous given what the market is telling, we’re going to do that as well.

 Ryan Daniels – William Blair & Company - Analyst

 Okay. That’s very helpful color.

And then, just on the Partnership for Patients. I realize that’s a fairly de minimus revenue stream overall. But you had mentioned that you hoped to extend that on a private basis.

So I’m curious if there’s still opportunity to go back to your partners there and get them to continue with the collaborative so that could come back as a revenue stream? Or if that’s effectively winding down, and you’ll just refocus those assets on other areas?

 Susan DeVore - Premier Inc. - President & CEO

 Well thanks for the question, Ryan. We participated in that program for three years, and it was a small piece of our revenue. When we provided our full-year outlook, we knew the program was going to be ending, and we had a plan to bridge that revenue gap by continuing to operate the program and having it funded by the participating hospitals instead of the government.

That was our plan. But as government contracts can go, as the program neared its conclusion, hospitals were hesitant to sign up because there was talk at the time of the program being extended. And so that rumor and discussion has been going on now for a number of months, and some state hospital associations are involved in that discussion.

So we found ourselves sitting with that revenue gap with an uncertain environment about where it’s going to go. And with any government contract, we can’t tell you whether we think there’s really going to be ultimately an extension or not. We were pretty clear that even if there was, it wouldn’t happen before the end of this fiscal year to generate revenue to close that gap. So we felt like we needed to just make that adjustment.

 Ryan Daniels – William Blair & Company - Analyst

 Okay. Perfect. Thank for the color.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Susan DeVore - Premier Inc. - President & CEO

 Thank you.

Operator

 Donald Hooker, KeyBanc.

 Donald Hooker - KeyBanc Capital Markets - Analyst

 Good evening. In the beginning of your prepared remarks, you all were breaking down the GPO revenue upside, and you mentioned compliance, new members, and utilization. What was the percentage breakdown there? It sounded like -- I was just doing the math there, in terms of compliance, new member growth, and utilization.

 Craig McKasson - Premier Inc. - CFO

 So, Don, this is Craig. So what I talked about is that about half the growth was from contract penetration within our existing membership base, and about half of the growth was a result of the conversion from our -- of all of the members that have come on.

Utilization affected both of those across the board. So it’s really half existing base growth, half new member ramp up that has finally occurred.

 Donald Hooker - KeyBanc Capital Markets - Analyst

 Are you willing to share the utilization contribution across those two areas?

 Craig McKasson - Premier Inc. - CFO

 We don’t really have that measured or broken out specifically of what utilization drove specifically there.

 Susan DeVore - Premier Inc. - President & CEO

 We have seen in the last 3 to 6 months, as I indicated, what changed. We’ve been saying on all of our prior quarterly calls that we were seeing a 1% to 2% decline in inpatient, and a couple percentage point increase in outpatient.

For the last three months and six months rolling, it’s more like a 1% to 2% inpatient volume increase, and more than that in outpatient. So we have seen a shift, but we don’t have a direct algorithm that connects that volume shift to admin fees. Because it depends on which supplies, and what kinds of procedures, and what’s moving.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Donald Hooker - KeyBanc Capital Markets - Analyst

 Got you. And then I guess maybe in terms of the EBITDA guidance, can you maybe elaborate a little bit on the differing margin? It seems like the specialty pharmacy business and the other contract manufacturing business are both growing. Is the contract manufacturing business now profitable, or how do those margins look like versus the GPO, because it’s obviously very different.

 Craig McKasson - Premier Inc. - CFO

 Yes. So I think, Don, as you know, we’re taking title to product in both of those businesses so that the margins are very different. And what we’ve talked about in the past is single-digit type margins in the product side of our business. As we continue to scale those up, we think there will be more opportunity. But as that growth comes from those product businesses, it’s not delivering the EBITDA leverage that you get out of the GPO side.

 Donald Hooker - KeyBanc Capital Markets - Analyst

 Okay. But each margin in each one of those areas are increasing, right?

 Craig McKasson - Premier Inc. - CFO

 That’s correct.

 Donald Hooker - KeyBanc Capital Markets - Analyst

 Okay. I guess I’ll end it there. Thanks.

 Susan DeVore - Premier Inc. - President & CEO

 Thank you.

Operator

 Sean Wieland, Piper.

 Sean Wieland - Piper Jaffray - Analyst

 Thank you very much. Hello. How are you Susan?

 Susan DeVore - Premier Inc. - President & CEO

 Great

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Sean Wieland - Piper Jaffray - Analyst

 So, do you have an update -- any updated thoughts on bundled payments, and specifically how the bundled payment collaborative is doing?

 Susan DeVore - Premier Inc. - President & CEO

 So our bundled payment collaborative is growing, and continuing to add members. And we actually have a lot of members who are now joining the bundled payment collaborative. Not only because they potentially want to participate in the innovation center project, but because they also want it for their own purposes with commercial payers in their markets.

So we continue to see growth and add new members, and they continue -- we continue to drill very deeply into all the performance improvement opportunities to drive higher profit margins in their own health systems. And also to enable them to get into the risk sharing or shared savings game with CMS.

 Sean Wieland - Piper Jaffray - Analyst

 So is there an opportunity there in bundled payments relative to your comments on retrospective and prospective research to do that analysis, to aid in bundled payments? Or am I thinking about that wrong?

 Susan DeVore - Premier Inc. - President & CEO

 No, you’re thinking about it exactly right. So if we get a collaboration of multiple health systems and we have lots of data and we put the rigor of science behind it, then we have a very unique offering for our health systems. So that’s part of our overall strategy.

 Sean Wieland - Piper Jaffray - Analyst

 That’s very helpful. Thank you.

 Susan DeVore - Premier Inc. - President & CEO

 Thank you, Sean.

Operator

 Sandy Draper, SunTrust.

 Sandy Draper - SunTrust Robinson Humphrey - Analyst

 Thanks very much. Most of my questions have been asked. Maybe just two quick things.

Craig, I may have missed it, did you give in organic growth number for both Performance Services as well as the whole business for the quarter?

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Craig McKasson - Premier Inc. - CFO

 Didn’t break out a separate organic number. If you recall when we established guidance at the beginning of the year, we incorporated the TheraDoc and Aperek acquisitions into the guidance range that we articulated. We stated we thought we would get about $20 million of revenue in our full-year revenue. And what I would say is that they are performing according to the expectations that we established.

 Sandy Draper - SunTrust Robinson Humphrey - Analyst

 Okay, great. And then the second question is, I think also for you Craig. When you look at the business that you expect to get on the advisory side, can you remind us of the margin profile of the SaaS and other businesses versus advisory?

What I’m trying to think about here is, the next couple quarters especially, if there’s a lag in the advisory? And on the other pieces, is the performance doing better while it may put pressure on the top line, do you see a little bit of offset where actually your EBITDA margin percentage is actually a little bit higher because you’ve got a better mix, or is it not meaningful enough? Thanks.

 Craig McKasson - Premier Inc. - CFO

 Sure. So as we’ve talked about, that segment of our business is generally around 60% SaaS, 40% advisory services. We tend to operate at a blended EBITDA margin in the low to mid 30%s. I think to the extent that we do see opportunities for our SaaS to grow at a faster pace, there’s an opportunity to get a little bit of higher leverage there, so yes.

 Sandy Draper - SunTrust Robinson Humphrey - Analyst

 Okay, great. Those were my two questions. Thanks.

 Susan DeVore - Premier Inc. - President & CEO

 Thank you.

Operator

 Richard Close, Avondale Partners.

 Richard Close - Avondale Partners - Analyst

 Thank you. Congratulations.

Just on the administration fees, again, the one half increase from further penetration and then the one half from contract conversion. Can you talk a little bit to us about how long of a runway you have on the admin fees growth opportunity?

 Craig McKasson - Premier Inc. - CFO

 Well I think as we’ve talked about in the past, when we look at our administrative fees business, obviously we’ve ramped up a lot in these acute care members. But we continued to add and grow new members. So we feel good about the opportunities there and the penetration as we expand our portfolio into areas that traditionally or historically haven’t had as much penetration.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

And then where we continue to see a lot of growth opportunity as we move forward, is in the non-acute or the alternate site space. Where traditionally, there hasn’t been as high of penetration levels in that part of the business, and an opportunity to recruit new alternate sites in a population health environment.

 Susan DeVore - Premier Inc. - President & CEO

 We do think that we have converted a lot, as Craig said earlier, a lot of the large members that were coming on a year ago. And so we now have a bigger base, right, so it’s a bigger base that we’re growing from now.

 Richard Close - Avondale Partners - Analyst

 Okay. So we’ve essentially lapped some of those customers that were added and -- a year or so ago, and that were slow to ramp originally?

 Susan DeVore - Premier Inc. - President & CEO

 Right.

 Craig McKasson - Premier Inc. - CFO

 That’s right.

 Richard Close - Avondale Partners - Analyst

 And then just on Performance Services, just want to make sure I understand. The Provider of Choice, the 15 projects you said identify in $248 million in savings. How exactly do guys get paid on that, if you can just help us out on what that revenue model is on the Provider of Choice area?

 Craig McKasson - Premier Inc. - CFO

 So it can be a combination, because that’s typically an Advisory Services engagement, but often times it’s leveraging our technology capabilities. So they will have a SaaS-based subscription, for example, to our PremierConnect Quality or PremierConnect Operations applications. Which are what are feeding the information to enable our Advisory Services team to actually identify where the improvements need to come from, in order to get the cost down to be able to operate at Medicare type reimbursement rates. So it’s really a combination of fee-for-service and SaaS subscriptions.

 Richard Close - Avondale Partners - Analyst

 Great, Thank you.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

Operator

 Garen Sarafian, Citi Research.

 Garen Sarafian - Citigroup - Analyst

 First question, going back to M&A. M&A has always been a part of Premier, but I feel like M&A had received a bit more emphasis this quarter. So is this -- and you might have answered this in a prior question, but is this because of HHS’ shift away from fee-for-service more rapidly, or is this just something that’s been communicated by owner members?

 Susan DeVore - Premier Inc. - President & CEO

 We have had an active pipeline and full-time focus on both tuck-in capabilities and technologies, as well as larger transformative. And we just want to continue to reiterate that it’s very much a part of our strategic DNA. And we have the same needs, Garen, that we’ve referred before in supply chain analytics, and in alternate site, and in ambulatory data, and in population health.

And also in shared services. Things that nationally, healthcare systems all need that are infrastructure-like capabilities that could be more efficiently delivered to them in an aggregated way.

So we have the same focus, and it’s not really driven --I guess it’s enhanced by our view that HHS is going to continue to push down this path of cost quality outcomes in Population Health. Even at faster than we’ve been planning for so far, but it’s the same acquisition strategy that we’ve had.

 Garen Sarafian - Citigroup - Analyst

 Got it. And you also mentioned larger acquisitions. Could you -- care to size that up maybe? Is it $100 million is it $50 million? More?

 Susan DeVore - Premier Inc. - President & CEO

 So I would say that we’ve done -- the five we’ve done have been in the range of $1 million to $140 million. And so we view all of those as tuck-in acquisitions. So I think when we say larger transformative, we’re thinking larger.

 Craig McKasson - Premier Inc. - CFO

 Hundreds of millions is I would say.

 Garen Sarafian - Citigroup - Analyst

 Okay. That sounds great.

And then second question, broad level. Given that you guys speak to so many senior hospital officials and it’s calendar end which is also fiscal year end for some of the clients. What are you seeing in terms of IT spend relative to last year, let it be overall budget growth, or more share shift? Just any differences versus last year would be appreciated.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Susan DeVore - Premier Inc. - President & CEO

 Well, Garen, I think you’ve participated in our economic outlook when we survey and we get the results. And so we’re in the process of doing that right now. Our sense is that they’re continuing to invest in EMR, they’re continuing to invest in now this data warehousing, and integrated data sort of capabilities.

And we’re continuing to see people who are looking for specific analytic capabilities in population health, in safety, in quality. So I think that will probably be borne out by our economic outlook, but we won’t have it specifically for a couple of months.

 Garen Sarafian - Citigroup - Analyst

 Got it. Great. Thanks for taking the questions.

 Susan DeVore - Premier Inc. - President & CEO

 Thank you.

Operator

 Nicholas Jansen, Raymond James.

 Nicholas Jansen - Raymond James - Analyst

 Dovetailing on one of the prior questions, just trying to get a sense of your appetite for leverage. What would you be willing to go up to nearly $500 million cash, a $750 million untapped revolver, almost $400 million of EBITDA currently with no debt to leverage? I’m just trying to get a sense of where you can push this to, because certainly, there’s a lot of capacity here that I don’t think is necessarily fully appreciated. Thanks.

 Craig McKasson - Premier Inc. - CFO

 Sure, Nick. So what we’ve talked about historically, and obviously we put the credit line in -- and when we put in place it fully utilized, that would get us to around range of two times EBITDA levered. We’re obviously very comfortable at that, I’ll say, investment grade level of leverage.

We’d be very comfortable with the free cash flow that we’d generate going higher than that could easily be at 3 times and obviously have the financial wherewithal to go above that. But we’d prefer to be in that 3 times range, given the amount of capital that would give us to deploy.

 Nicholas Jansen - Raymond James - Analyst

 Okay, thanks. And then in terms of the sourcing business, you did make a small acceleration in your investment there.

I just wanted to get your sense of your end game there. How many of your customers could ultimately utilize this service from you, and then how do we think about the timing of this investment relative to your expectations for growth in the future? Thanks.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Mike Alkire - Premier Inc. - COO

 This is Mike Alkire. So we are about 60% penetrated today with our S2S products, for the most part on our acute side. We see the large expansion opportunity to take those same products and move those into the non-acute space. So that’s going to be a big focus of ours is to take those products and reposition them into the ambulatory settings, and we think we’re going to see sustainable growth in that part of the market as well.

 Nicholas Jansen - Raymond James - Analyst

 Thanks, guys. Nice quarter.

 Susan DeVore - Premier Inc. - President & CEO

 Thank you.

Operator

 Michael Cherny, Evercore ISI.

 Elizabeth Anderson - Evercore ISI - Analyst

 This is Elizabeth Anderson in for Michael. I was wondering whether when you stated that you’re expecting about one PCE client per quarter, whether that’s something that you have as a gating factor to make sure these contracts rollout smoothly? Or whether you think that that was more market driven?

 Susan DeVore - Premier Inc. - President & CEO

 So we say, on average, one to two per quarter. Which has been our experience. Obviously, these are bigger, broader, deeper kinds of engagements, and so there’s a period of time associated with them. And it’s -- I think it’s both a market dynamic and an implementation, making sure we deliver the goods very well as we roll those out.

 Elizabeth Anderson - Evercore ISI - Analyst

 Got it. That makes a lot of sense. And I was wondering also if you could talk about a little bit more about some the active tools that you use to drive better compliance on your GPO side?

 Susan DeVore - Premier Inc. - President & CEO

 Mike?

 Mike Alkire - Premier Inc. - COO

 So one of the reasons we acquired Aperek was for us to have a better purview into our healthcare systems purchasing. And we’re launching new capabilities to really understand and identify where contract uptake is occurring, and where there are opportunities to drive more uptake.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

So Aperek, today for the most part, focuses in the acute setting. We’re looking forward to extending that in the non-acute setting to drive enhanced penetration as well.

 Craig McKasson - Premier Inc. - CFO

 And this is Craig. The only thing I would add beyond technology, what we always talk about is our embedded field force and the people that live in our institutions. And they’re out there every day trying to make sure that they’re identifying opportunities to save cost out through conversion opportunities to our contract portfolio.

 Susan DeVore - Premier Inc. - President & CEO

 We do monitor the portfolio compliance by category. Sometimes we get asked for an overall metric, we actually don’t manage the business that way.

We actually manage it by portfolio, and look to increase. And part of the increases that we saw in administrative fee revenue this quarter we think are directly related to some of our efforts at a category level of driving penetration.

 Elizabeth Anderson - Evercore ISI - Analyst

 Great. Thank you so much.

 Susan DeVore - Premier Inc. - President & CEO

 Thank you.

Operator

 Sean Dodge, Jefferies.

 Sean Dodge - Jefferies & Co. - Analyst

 Taking an earlier question on guidance just a step further. With some of the increase in your target for Supply Chain Services coming from a stronger GPO and the incremental margin dollars on GPO revenue being quite high, I’m surprised there wasn’t more movement in your EBITDA target, especially when the cut to Performance Services revenue came from Advisory Services, which is relatively lower margin. Am I thinking about that correctly, and if so, what’s the reason for the disconnect?

 Craig McKasson - Premier Inc. - CFO

 Well I think a lot -- as I talked about earlier, a lot of the growth that drove the increase in the Supply Chain Services and the overall revenue raise was our product revenue businesses as well. Which do not have the level of margin that the GPO does. So that’s the balance within the range that we -- we’re very comfortable raising the bottom end, but at this point we are not at a place that we took the top end of the range up to date.

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Susan DeVore - Premier Inc. - President & CEO

 On an EBITDA perspective, we continue to make investments in this repositioning of the research capability with people in the Advisory Services capabilities given the HHS announcement. So, we’re making investments for the long term on both sides of the business.

 Sean Dodge - Jefferies & Co. - Analyst

 Okay, understood. And then, you’ve recently made some changes to the way your sales force is organized. Shifting out a model where you’re signing what sounds like are more enterprise wide agreements.

Has this required any changes being made to pricing as a result? Said differently, are you bundling more services in a way that’s not allowing you to charge as much in aggregate as if you were selling them on an a la carte basis?

 Susan DeVore - Premier Inc. - President & CEO

 Actually, we’ve been talking about -- we’ve been selling all in now for many months and talking about the all-in engagements every time, and the sales force and field force combined with the technologies. We actually think it gives us flexibility to tie more of our pricing to the outcomes that we’re signing up for with our members.

So if you’re signing up for our larger cost reduction opportunity, as well as quality improvement and safety improvement, you have a way of delivering an ROI with more flexibility in an all-in relationship. So I don’t think we -- I think we price it to be able to deliver all the services at the margins we want to deliver them at.

 Sean Dodge - Jefferies & Co. - Analyst

 Very good. Thanks, and congratulations on the quarter.

 Susan DeVore - Premier Inc. - President & CEO

 Thank you

Operator

 Mohan Naidu, Stephens.

 Mohan Naidu - Stephens Inc. - Analyst

 Thanks for squeezing me in here. Susan, maybe a quick question around utilization.

So, are you seeing more growth coming from non-acute care side than acute care side as the utilization increasing, and are the purchasing volumes significantly different from acute care and non-acute care?

PREMIER, INC.

Fiscal 2015 Second Quarter Conference Call Transcript

 Susan DeVore - Premier Inc. - President & CEO

 So we’ve always said that non-acute care volumes are growing at historically twice the rate of acute care. I think what’s affected us a little bit this quarter is what Craig said, which is, we’ve had ramp-up of a very significant amount of new acute care members. And we’re comparing it to a quarter last year when they weren’t ramped up yet.

So that’s affecting that percentage this year. But I would say generally, non-acute care, the non-acute care space is growing faster than the acute care.

 Mohan Naidu - Stephens Inc. - Analyst

 All right. Thank you very much.

 Susan DeVore - Premier Inc. - President & CEO

 Okay, thank you.

Operator

 Thank you. And this does conclude our question-and-answer session.

I would now like to turn the conference back over to Susan DeVore for closing remarks. Susan?

 Susan DeVore - Premier Inc. - President & CEO

 Well thank you all for joining our call today, and for your great questions. Our next conference call is scheduled for early May, and we look forward to meeting and speaking with many of you in the interim. Thanks so much, have a nice night.

Operator

 Thank you. Once again, this concludes today’s webcast, and you may now disconnect.